Exhibit 3.32

State of Delaware Secretary of State Division of Corporations Delivered 10:22 AM 06/17/2008 FILED 10:19 AM 06/17/2008 SRV 080698980 - 4562580 FILE

CERTIFICATE OF INCORPORATION

OF

GTI DIAGNOSTICS HOLDING COMPANY

A STOCK CORPORATION

I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST: The name of the corporation (the “Corporation”) is:

GTI Diagnostics Holding Company

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares which the Corporation shall have authority to issue is 300,000 shares of Common Stock, par value of $0.01 per share.

FIFTH: Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SIXTH: To the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

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SEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

EIGHTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

NINTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

TENTH: No stockholder shall have the preemptive right to subscribe to any or all additional issues of stock of the Corporation except as provided for in any stockholders agreement which may be in effect from time to time among the stockholders, as such agreement may be amended, restated or otherwise modified from time to time.

ELEVENTH: The name and mailing address of the incorporator is:

Béla R. Schwartz
c/o The Riverside Company
Rockefeller Center
630 Fifth Avenue, Suite 2400
New York, NY 10111

Effective as of the 16th day of June 2008.

/s/ Béla R. Schwartz
Béla R. Schwartz Sole Incorporator

State of Delaware Secretary of State Division of Corporations Delivered 04:34 PM 12/15/2010 FILED 04:34 PM 12/15/2010 SRV 101193447 - 4562580 FILE

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

GTI DIAGNOSTICS HOLDING COMPANY

GTI DIAGNOSTICS HOLDING COMPANY (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the Corporation is GTI Diagnostics Holding Company.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is June 17, 2008.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Corporation’s Certificate of Incorporation as follows:

1. The first declaration is amended and restated as follows:

“FIRST: The name of the corporation (the “Corporation”) is:

Gen-Probe GTI Diagnostics Holding Company”

FOURTH: Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, GTI Diagnostics Holding Company has caused this Certificate of Amendment to be executed by its duly authorized officer as of December 15th, 2010.

/s/ Carl W. Hull
Carl W. Hull, Chief Executive Officer and President

State of Delaware Secretary of State Division of Corporations Delivered 01:34 PM 11/09/2012 FILED 01:05 PM 11/09/2012 SRV 121213340 - 4562580 FILE

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

GEN-PROBE GTI DIAGNOSTICS HOLDING COMPANY

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is:

GEN-PROBE GTI DIAGNOSTICS HOLDING COMPANY

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

/s/ Maureen Cathell
Name: Maureen Cathell
Title: Vice President